Exhibit 10.9
MPLX LP
2012 INCENTIVE COMPENSATION PLAN
PHANTOM UNIT AWARD AGREEMENT

OFFICER – GRANT (3-year cliff vesting)

As evidenced by this Award Agreement and under the MPLX LP 2012 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) has granted to [NAME] (the “Participant”), an officer of the Company, on [DATE] (the “Grant Date”), [NUMBER] Phantom Units, with each Phantom Unit representing the right to receive a Unit of the Partnership, subject to the terms and conditions in the Plan and this Award Agreement. The number of Phantom Units awarded is subject to adjustment as provided in the Plan, and the Phantom Units hereby granted are also subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Phantom Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    Vesting and Forfeiture of Phantom Units.

(a)    The Phantom Units shall vest in full on the third anniversary of the Grant Date provided, however, that the Participant must be in continuous Employment from the Grant Date through the applicable vesting date in order for the applicable Phantom Units to vest. If the Employment of the Participant is terminated for any reason (including non-Mandatory Retirement) other than one listed in subparagraph (b)(i) – (iii) of this Paragraph 2, any Phantom Units that have not vested as of the date of such termination of Employment shall be immediately and 100% forfeited to the Company.

(b)    The Phantom Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) above, upon the events set out below, provided such termination of Participant’s Employment constitutes a separation from service (within the meaning of Section 409A of the Code):

(i)	termination of the Participant’s Employment due to death;

(ii)	termination of the Participant’s Employment due to Mandatory Retirement; or

(iii)	Participant’s Qualified Termination provided that as of such Qualified Termination the Participant has been in continuous Employment since the Grant Date.

3.    Dividends and Cash Distributions. During the period of time between the Grant Date and the date the Phantom Units are settled, for any dividends and/or cash distributions from the Partnership on outstanding Units of the Partnership, the Participant shall be credited with the equivalent of all of the dividends and/or cash distributions that would be payable with respect to the Unit of the Partnership represented by each Phantom Unit, including any fractional Phantom Units, then credited to the Participant and the amount related to such credited dividends and/or cash distributions shall be accrued as a credit to the Participant’s account on the date such dividend and/or cash distribution is made. Any additional cash or Phantom Units granted pursuant to this Paragraph 3 shall be subject to the same terms and conditions applicable to the Phantom Units to which these dividend and/or cash distributions relate, including, without limitation, the restrictions on transfer, forfeiture, settlement and distribution provisions contained in this Award Agreement or the Plan.

4.    Settlement and Issuance of Units. Subject to the terms of the Plan, all vested amounts payable to the Participant in respect of the Phantom Units, including the issuance of Units of the Partnership pursuant to this Paragraph 4, shall be settled in Units and for cash accruals credited under Paragraph 3 above, in cash, within sixty (60) days following the vesting date. During the period of time between the Grant Date and the date the Phantom Units settle, the Phantom Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive Units, subject to the terms and conditions applicable to the Phantom Units. Following vesting and upon the settlement date as described above, the Participant shall be entitled to receive a number of Units of the Partnership equal to the total of the number of Phantom Units granted, with any fractional Phantom Units remaining settled in cash. Such Units shall be issued and registered in the name of the Participant. The Participant shall not have the right or be entitled to exercise any voting rights, receive cash distributions or dividends or have or be entitled to any rights as a Partnership unitholder in respect of the Phantom Units until such time as the Phantom Units have vested and been settled and corresponding Units of the Partnership have been issued.

5.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the Units otherwise deliverable to the Participant due to the vesting of Phantom Units pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting and delivery of such Units. Because the Participant is an employee of Marathon Petroleum Corporation, the parent corporation of the Company (“MPC”), and provides beneficial services to the Company through Participant’s Employment with MPC, MPC as the employer of Participant shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.

6.    Forfeiture or Repayment Resulting from Forfeiture Event.

(a)    If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then the Board may, but is not obligated to, cause all of the Participant’s unvested Phantom Units to be forfeited by the Participant and returned to the Company.

(b)    If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then with respect to Phantom Units granted under this Award Agreement that have vested, the Board may, but is not obligated to, require that the Participant pay to the Company an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Phantom Units as of the date such Phantom Units vested or (ii) the value of such previously vested Phantom Units as of the date on which the Board makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within sixty (60) days of receipt from the Company of written notice requiring payment of such Forfeiture Amount.

(c)    This Paragraph 6 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 6 shall not apply to the Participant following the effective time of a Change in Control.

(d)    Notwithstanding the any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Units of the Partnership are listed for trading.

7.    Nonassignability. Upon the Participant’s death, the Phantom Units credited to the Participant under this Award Agreement shall be transferred to the Participant’s estate and upon such transfer settled in Units of the Partnership. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect.

8.    Nature of the Grant. Under this Award Agreement, the Participant is subject to the following conditions on the Award:

(a)    this grant of Phantom Units is voluntary and occasional and this Award Agreement does not create any contractual or other right to receive future Awards of Phantom Units, or benefits in lieu of Phantom Units even if Phantom Units have been awarded repeatedly in the past.

9.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

10.    Modification of Instrument. Any modification of this Award Agreement shall be binding only if evidenced by resolution of the Board of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

11.    Officer Holding Requirement. Participant agrees that any Units of the Partnership received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such Units (net of any Units of the Partnership used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

12.    Section 409A. This Award is intended to comply with or be exempt from the requirements of Section 409A of the Code. Notwithstanding the foregoing, if the Participant is a “specified employee” as determined by the Company in accordance with its established policy, any settlement of Awards in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s separation from service as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be payable on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of the Phantom Units granted in this Award Agreement that would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of Award amounts under this Award Agreement described herein is hereby designated as a “separate payment” for purposes of Section 409A of the Code.

13.    Definitions. For purposes of this Award Agreement:

“Employment” means employment with the Company or any of its subsidiaries or Affiliates including but not limited to MPC and its subsidiaries and Affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the subsidiary or Affiliate that either (i) employs the Participant or (ii) employed the Participant immediately prior to the Participant’s termination of Employment.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Board, or an authorized subcommittee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Board determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Board concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.

“Mandatory Retirement” means termination of Employment as a result of the Company’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the MPLX LP Executive Change in Control Severance Benefits Plan (the “CIC Plan”), as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

MPLX GP LLC

By
Authorized Officer

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